EXHIBIT 99.1	PRESS RELEASE
Contacts:
James E. Green, Executive Vice President, Corporate Affairs
423-989-8125
David E. Robinson, Senior Director, Corporate Affairs
423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS REPORTS
YEAR-END AND FOURTH-QUARTER 2006 FINANCIAL RESULTS
BRISTOL, TENNESSEE, February 28, 2007 — King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues increased 12% to a record high $1.99 billion during the year ended December 31, 2006, compared to $1.77 billion for 2005. Reported net income equaled $289 million and diluted earnings per share equaled $1.19 during the year ended December 31, 2006, compared to net income of $118 million and diluted earnings per share of $0.49 during the prior year. Excluding special items, net earnings increased to $423 million and diluted earnings per share increased to $1.74 for the twelve months ended December 31, 2006, from net earnings of $400 million and diluted earnings per share of $1.66 in 2005. Net income and diluted earnings per share, as reported and excluding special items, also achieved record highs in 2006.
For the fourth quarter ended December 31, 2006, total revenues increased 21% to $513 million compared to $423 million in the fourth quarter of 2005. Reported net income equaled $37 million and diluted income per share equaled $0.15 during the fourth quarter of 2006, compared to a net loss of $95 million and diluted loss per share of $0.39 in the same period of the prior year. Excluding special items, net earnings equaled $99 million and diluted earnings per share equaled $0.41 during the fourth quarter ended December 31, 2006, compared to net earnings of $92 million and diluted earnings per share of $0.38 in the fourth quarter of 2005.
Brian A. Markison, President and Chief Executive Officer of King, stated, “During 2006, King Pharmaceuticals achieved many important accomplishments which we believe are representative of the successful execution of our strategy for growth. Most notably, we continued to maximize the value of our existing products as evidenced by our record high total revenues of $1.99 billion. We also successfully focused our resources and talents on strengthening our product portfolio, particularly through our acquisition of AVINZA® (morphine sulfate extended release), a true once-a-day formulation of morphine.” Mr. Markison continued, “More recently, we expanded our THROMBIN-JMI® (thrombin, topical, bovine, USP) franchise with our acquisition of an exclusive license to Vascular Solutions’ hemostatic products, enabling King to offer physicians an even wider array of means to administer our topical hemostatic agent.”
Mr. Markison added, “2006 was a productive year for our R&D organization. As previously announced, Dr. Eric Carter joined the Company as Chief Science Officer and we look forward to his leadership as we continue to advance our portfolio of compounds in development.”
King’s Phase III products are led by REMOXY™, an abuse-deterrent formulation of long-acting oxycodone, which the Company is developing with Pain Therapeutics, Inc. Other Phase III products include our ramipril/hydrochlorothiazide combination product, VANQUIX®, a diazepam-filled auto-injector for breakthrough epileptic seizures, and binodenoson, the

Company’s second generation cardiac stress imaging agent. King’s Phase II compounds include bremelanotide, a treatment for sexual dysfunction in both men and women, which is the subject of the Company’s collaboration with Palatin Technologies, Inc. and MRE-0094, a wound healing agent for the treatment of diabetic foot ulcers. The Company is also developing T-62, a potential major advance in the treatment of neuropathic pain, which is expected to enter Phase II clinical trials during the first half of this year.
As of December 31, 2006, the Company’s cash and cash equivalents and investments in debt securities totaled approximately $1.0 billion. During the fourth quarter of 2006 and for the year ended December 31, 2006, the Company generated cash flow from operations of approximately $168 million and $466 million, respectively.
Joseph Squicciarino, King’s Chief Financial Officer, stated, “Our 2006 accomplishments provide us with a solid foundation for the coming year. In 2007, we will continue to prudently invest in research and development and focus our business development initiatives on expanding our development pipeline, as we work to add value for our shareholders. Accordingly, we plan to invest more in research and development this year than we did in 2006.”
Net revenue from branded pharmaceuticals totaled $455 million for the fourth quarter of 2006, a 25% increase from the fourth quarter of 2005, and equaled $1.7 billion for the year ended December 31, 2006, a 12% increase from $1.5 billion during the prior year.
ALTACE® (ramipril) net sales totaled $181 million during the fourth quarter and $653 million for the year ended December 31, 2006, compared to $150 million during the fourth quarter and $554 million during the twelve months ended December 31, 2005.
Net sales of SKELAXIN® (metaxalone) totaled $113 million during the fourth quarter and $415 million for the year ended December 31, 2006, compared to $70 million during the fourth quarter and $345 million during the twelve months ended December 31, 2005.
THROMBIN-JMI® net sales totaled $56 million during the fourth quarter and $247 million for the year ended December 31, 2006, compared to $51 million during the fourth quarter and $221 million during the twelve months ended December 31, 2005.
Net sales of SONATA® (zaleplon) totaled $22 million during the fourth quarter and $86 million for the year ended December 31, 2006, compared to $25 million during the fourth quarter and $83 million during the twelve months ended December 31, 2005.
LEVOXYL® (levothyroxine sodium tablets, USP) net sales totaled $27 million during the fourth quarter and $112 million for the year ended December 31, 2006, compared to $22 million during the fourth quarter and $140 million during the twelve months ended December 31, 2005.

Wholesale inventories of King’s key branded products were all below one month as of December 31, 2006.
King’s Meridian Medical Technologies business contributed revenue totaling $32 million during the fourth quarter of 2006 and $165 million for the twelve months ended December 31, 2006, compared to $32 million during the fourth quarter and $129 million during the twelve months ended December 31, 2005.
Royalty revenues, derived primarily from ADENOSCAN® (adenosine), totaled $20 million during the fourth quarter of 2006 and $80 million for the year ended December 31, 2006. For the fourth quarter and twelve months ended December 31, 2006, net revenue from contract manufacturing equaled $3 million and $17 million, respectively.
Webcast Information
King will conduct a webcast today which may include discussion of the Company’s marketed products, pipeline, strategy for growth, financial results and expectations, and other matters relating to its business. Interested persons may listen to the webcast on Wednesday, February 28, 2007, at 11:00 a.m., E.S.T. by clicking the following link to register and then joining the live event with the same URL:
http://www.kingpharm.com/web_casts.asp
If you are unable to participate during the live event, the webcast will be archived on King’s web site at the same link for not less than 14 days after the webcast.
About Special Items
Under Generally Accepted Accounting Principles (“GAAP”), reported “net earnings” and “diluted earnings per share” include special items. In addition to the reported results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the quarters and twelve months ended December 31, 2006 and 2005, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company’s ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and one-time inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances the analysis of the Company’s ongoing, underlying business and the analysis of the Company’s financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King’s management. A reconciliation of non-GAAP financial measures referenced herein and King’s reported financial results determined in accordance with GAAP is provided below.
About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.
Forward-looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to expected advances in the Company’s development pipeline, including advances with respect to the development of T-62; statements pertaining to the Company’s expected investment in research and development for 2007; statements pertaining to the Company’s business development initiatives; statements pertaining to the Company’s planned use of cash; and statements pertaining to the Company’s planned webcast to discuss its fourth quarter and year-end 2006 results. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include dependence on King’s ability to continue to acquire branded products, including products in development; dependence on King’s ability to continue to successfully execute the Company’s strategy and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on King’s ability to successfully integrate its acquisitions; dependence on the Company’s ability to continue to advance the development of its pipeline products as planned; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products in which King has an interest; dependence on the unpredictability of the duration and results of the U. S. Food and Drug Administration’s (“FDA”) review of Investigational New Drug applications (“IND”), New Drug Applications (“NDA”), and Abbreviated New Drug Applications (“ANDA”) and/or the review of other regulatory agencies worldwide that relate to those projects; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King’s products; dependence on the potential effect on sales of the Company’s existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to the Company’s growth strategy; dependence on whether King incurs research and development expenses as planned; dependence on King’s compliance with FDA and other government regulations that relate to the Company’s business; dependence on King’s ability to conduct its webcast as currently planned on February 28, 2007; dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006, which are on file with the U.S. Securities and Exchange Commission (“SEC”). King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

KING PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$113,777	$30,014
Investments in debt securities	890,185	494,663
Restricted cash	—	130,400
Accounts receivable, net	265,467	223,581
Inventories	215,458	228,063
Deferred income tax assets	81,991	81,777
Prepaid expenses and other current assets	106,595	59,291

Total current assets	1,673,473	1,247,789

Property, plant and equipment, net	307,036	302,474
Intangible assets, net	851,391	967,194
Goodwill	121,152	121,152
Deferred income tax assets	271,554	231,032
Marketable securities	11,578	18,502
Other assets	93,347	77,099

Total assets	$3,329,531	$2,965,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,158	$84,539
Accrued expenses	510,137	519,620
Income taxes payable	30,501	22,301
Current portion of long-term debt	—	345,000

Total current liabilities	617,796	971,460

Long-term debt	400,000	—
Other liabilities	23,129	20,360

Total liabilities	1,040,925	991,820

Commitments and contingencies
Shareholders’ equity:
Common shares no par value, 600,000,000 shares authorized, 243,151,223 and 242,493,416 shares issued and outstanding, respectively	1,244,986	1,213,482
Retained earnings	1,043,902	754,953
Accumulated other comprehensive income	(282)	4,987

Total shareholders’ equity	2,288,606	1,973,422

Total liabilities and shareholders’ equity	$3,329,531	$2,965,242

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KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

REVENUES:
Total revenues	$512,914	$423,285	$1,988,500	$1,772,881

OPERATING COSTS AND EXPENSES:
Cost of revenues , exclusive of depreciation, amortization and impairments shown below	113,883	74,305	419,808	331,564
Excess purchase commitment	—	(4,527)	—	(6,109)
Writeoff of acquisition related inventory step-up/recall	—	(2,470)	—	(2,470)

Total cost of revenues	113,883	67,308	419,808	322,985

Selling, general and administrative, exclusive of co-promotion fees	130,465	97,029	450,982	389,672
Special legal and professional fees	1,142	6,511	105	19,779
Arbitration settlement	45,128	—	45,128	—
Mylan transaction costs	—	—	—	3,898
Co-promotion fees	55,135	60,546	217,750	223,134

Total selling, general, and administrative expense	231,870	164,086	713,965	636,483

Depreciation and amortization	35,318	34,351	144,591	147,049
Accelerated depreciation	1,486	—	2,958	—
Research and development	40,665	20,994	143,596	74,015
Research and development-In-process upon acquisition	—	188,711	110,000	188,711
Intangible asset impairment	47,563	94,131	47,842	221,054
Restructuring charges	—	1,577	3,194	4,180
Gain on sale of products	—	(217)	—	(1,675)

Total operating costs and expenses	470,785	570,941	1,585,954	1,592,802

OPERATING INCOME (LOSS)	42,129	(147,656)	402,546	180,079
OTHER INCOME (EXPENSE):
Interest expense	(1,932)	(3,055)	(9,857)	(11,931)
Interest income	9,310	6,712	32,152	18,175
Loss on investment	—	—	—	(6,182)
(Loss) gain on early extinguishment of debt	(70)	—	628	—
Other, net	(544)	21	(1,157)	(2,026)

Total other income (expense)	6,764	3,678	21,766	(1,964)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	48,893	(143,978)	424,312	178,115
Income tax expense (benefit)	11,799	(49,817)	135,730	61,485

INCOME (LOSS) FROM CONTINUING OPERATIONS	37,094	(94,161)	288,582	116,630

DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations	(203)	(731)	572	1,876
Income tax (benefit) expense	(73)	(316)	205	673

Total (loss) income from discontinued operations	(130)	(415)	367	1,203

NET INCOME (LOSS)	$36,964	$(94,576)	$288,949	$117,833

Basic net income (loss) per common share	$0.15	$(0.39)	$1.19	$0.49

Diluted net income (loss) per common share	$0.15	$(0.39)	$1.19	$0.49

Shares used in basic net income (loss) per share	242,298	241,794	242,196	241,751
Shares used in diluted net income (loss) per share	243,062	241,794	242,799	241,903
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KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
EXCLUDING SPECIAL ITEMS — NON GAAP
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

REVENUES:
Total revenues	$512,914	$423,285	$1,988,500	$1,772,881

OPERATING COSTS AND EXPENSES:
Cost of revenues , exclusive of depreciation and amortization shown below	113,883	74,305	419,808	331,564

Selling, general and administrative, exclusive of co-promotion fees	130,465	97,029	450,982	389,672
Co-promotion fees	55,135	60,546	217,750	223,134

Total selling, general, and administrative expense	185,600	157,575	668,732	612,806

Depreciation and amortization	35,318	34,351	144,591	147,049
Research and development	40,665	20,994	143,596	74,015

Total operating costs and expenses	375,466	287,225	1,376,727	1,165,434

OPERATING INCOME	137,448	136,060	611,773	607,447
OTHER INCOME (EXPENSE):
Interest expense	(1,932)	(3,055)	(9,857)	(11,931)
Interest income	9,310	6,712	32,152	18,175
Other, net	(544)	21	(1,157)	(2,026)

Total other income	6,834	3,678	21,138	4,218

INCOME BEFORE INCOME TAXES	144,282	139,738	632,911	611,665
Income tax expense	45,532	47,419	210,222	211,186

NET INCOME	$98,750	$92,319	$422,689	$400,479

Basic net income per common share	$0.41	$0.38	$1.75	$1.66

Diluted net income per common share	$0.41	$0.38	$1.74	$1.66

Shares used in basic net income per share	242,298	241,794	242,196	241,751
Shares used in diluted net income per share	243,062	242,121	242,799	241,903
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KING PHARMACEUTICALS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share data)
(Unaudited)
The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

	Three Months Ended December 31, 2006		Twelve Months Ending December 31, 2006
		EPS		EPS
Net income, excluding special items	$98,750		$422,689
Diluted income per common share, excluding special items		$0.41		$1.74
SPECIAL ITEMS:
Special legal and professional fees (selling, general, and administrative)	(1,142)	(0.00)	(105)	(0.00)
Arbitration settlement (selling, general, and administrative)	(45,128)	(0.19)	(45,128)	(0.19)
Accelerated depreciation (other operating costs and expenses)	(1,486)	(0.01)	(2,958)	(0.01)
Research and development -In-process upon acquisition (other operating costs and expenses)	—	—	(110,000)	(0.45)
Intangible asset impairment (other operating costs and expenses)	(47,563)	(0.20)	(47,842)	(0.20)
Restructuring charges (other operating costs and expenses)	—	—	(3,194)	(0.01)
(Loss) gain on early extinguishment of debt (other income (expense))	(70)	(0.00)	628	0.00
(Loss) income from discontinued operations	(203)	(0.00)	572	0.00

Total special items before income taxes	(95,592)	(0.40)	(208,027)	(0.86)
Income tax benefit from special items	33,806	0.14	74,287	0.31

Net income	$36,964		$288,949

Diluted income per common share, as reported under GAAP		$0.15		$1.19

	Three Months Ended December 31, 2005		Twelve Months Ending December 31, 2005
		EPS		EPS
Net income, excluding special items	$92,319		$400,479
Diluted income per common share, excluding special items		$0.38		$1.66
SPECIAL ITEMS:
Excess purchase commitment (cost of goods sold)	4,527	0.02	6,109	0.03
Writeoff of acquisition related inventory step-up/recall (cost of goods sold)	2,470	0.01	2,470	0.01
Special legal and professional fees (selling, general, and administrative)	(6,511)	(0.03)	(19,779)	(0.08)
Mylan transaction costs (selling, general, and administrative)	—	—	(3,898)	(0.02)
Research and development -In-process upon acquisition (other operating costs and expenses)	(188,711)	(0.78)	(188,711)	(0.78)
Intangible asset impairment (other operating costs and expenses)	(94,131)	(0.39)	(221,054)	(0.91)
Restructuring charges (other operating costs and expenses)	(1,577)	(0.00)	(4,180)	(0.02)
Gain on sale of products (other operating costs and expenses)	217	0.00	1,675	0.01
Loss on investment (other income (expense))	—	—	(6,182)	(0.03)
(Loss) income from discontinued operations	(731)	(0.00)	1,876	0.01

Total special items before income taxes	(284,447)	(1.17)	(431,674)	(1.78)
Income tax benefit from special items	97,552	0.40	149,028	0.61

Net (loss) income	$(94,576)		$117,833

Diluted (loss) income per common share, as reported under GAAP		$(0.39)		$0.49

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KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE FOURTH QUARTERS ENDED DECEMBER 31, 2006 AND 2005
King recorded special items during the fourth quarter ended December 31, 2006, resulting in a net charge of $96 million, or $62 million net of tax, primarily due to (i) an intangible asset impairment charge totaling $48 million related to Intal® and Tilade®, and (ii) a $45 million charge for an arbitration award liability arising from the Company’s termination of a Sonata® development agreement.
During the fourth quarter ended December 31, 2005, King recorded special items resulting in a net charge of $284 million, or $187 million net of tax, primarily due to (i) a $189 million charge for acquired in-process research and development associated with King’s entry into a strategic collaboration with Pain Therapeutics, Inc. regarding Remoxy™ and up to three additional abuse-deterrent opioid painkillers, and (ii) intangible asset impairment charges totaling $94 million primarily related to Sonata® and Corzide®.

KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
King recorded special items during the year ended December 31, 2006, resulting in a net charge of $208 million, or $134 million net of tax, primarily due to (i) a $110 million charge for acquired in-process research and development associated with King’s entry into a strategic collaboration with Arrow and certain of its affiliates to commercialize novel formulations of ramipril, (ii) an intangible asset impairment charge totaling $48 million related to Intal® and Tilade®, and (iii) a $45 million charge for an arbitration award liability arising from the Company’s termination of a Sonata® development agreement.
During the year ended December 31, 2005, King recorded special items resulting in a net charge of $432 million, or $283 million net of tax, primarily due to (i) intangible asset impairment charges totaling $221 million primarily related to Sonata® and Corzide®, (ii) a $189 million charge for acquired in-process research and development associated with King’s entry into a strategic collaboration with Pain Therapeutics, Inc. regarding Remoxy™ and up to three additional abuse-deterrent opioid painkillers, and (iii) a charge of $20 million primarily related to professional fees associated with government inquiries and private plaintiff securities litigation.
EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620